Exhibit 10.15

Axcelis Technologies Inc.

Executive Compensation Clawback Policy

As adopted by the Board of Directors on November 13, 2014

Definitions

For the purposes of this policy, the following definitions apply:

●	“Board” shall mean the Board of Directors of the Company, provided that any executive officer serving on the Board of Directors will not participate in any vote relating to a determination to make a clawback demand or actions related thereto.

●	“Company” shall mean Axcelis Technologies, Inc. or any successor.
●	“Excess Compensation” means the difference between the amount of Performance-based Compensation received by the executive officer and the amount of any such Performance-based Compensation that would have been received by the executive officer if such Performance-based Compensation had been calculated based on the corrected financial information included in a Triggering Restatement. In the case of equity awards, Excess Compensation shall exist only to the extent that the erroneous data causing the Triggering Restatement was a factor in the Company’s determination of the size, vesting or other terms of the equity grant.

●	“Executive officer” has the meaning given to that term in the Securities Exchange Act of 1934, as designated by the Board at the time the Performance-based Compensation is paid or received by the individual.

●	“Performance-based Compensation” means all cash incentive compensation received by an executive officer and equity awards granted by the Company as a portion of the executive officer’s compensation, other than equity awards in lieu of base pay.

●	“Triggering Restatement” shall mean a restatement of the Company’s financial information required to be reported under the federal securities laws as a result of erroneous data which caused a material non-compliance by the Company with a financial reporting requirement under the federal securities laws.

Clawback Triggers and Amounts

1.	Clawback of Excess Compensation upon a Triggering Restatement. In the event that the Board determines that the Company must file a Triggering Restatement with the Securities and Exchange Commission, then the Board shall determine whether a clawback is required under this Section. The Company shall demand reimbursement of any Excess Compensation received by an individual during the 3 year period prior to the Board’s determination that a Triggering Restatement is required, provided the individual was an executive officer of the Company at the time of receipt. The time of receipt shall be (A) the time of payment of the cash Performance-based Compensation and (B) the time of grant of any equity Performance-based Compensation,

Exhibit 10.15

giving rise to the Excess Compensation.
2.	Clawback of Performance-based Compensation on Violations of Company Agreement or Policy. The Board shall demand reimbursement of the after-tax portion of all Performance-based Compensation received by an executive officer during a period beginning 12 months prior to the executive officer’s material violation of any agreement between the Company and the executive officer or violation of any material policy of the Company applicable to the executive officer, including but not limited to (A) acts of fraud, other legal non-compliance or ethical violations prohibited by the Company’s Ethical Business Conduct Policy or (B) violations of the Assignment of Inventions and Confidentiality Agreement between the executive officer and the Company. Equity awards granted during the period, as well as profits received on exercise or sale of equity awards during the period, will be deemed to be Performance-based Compensation received during the period.

3.	Clawback of Performance-based Compensation on Voluntary Departure to Work for a Competitor. The Board shall require reimbursement of the after-tax portion of all Performance-based Compensation received by an executive officer during the 24 month period beginning 12 months prior to the executive officer’s voluntary termination of employment of the Company if such former executive officer acts as employee, agent, officer, director or proprietor in competition with the Company within one year of such termination of employment as reasonably determined by the Board. Equity awards granted during the period, as well as profits received on exercise or sale of equity awards during the period, will be deemed to be Performance-based Compensation received during the period.

In determining the after-tax portion of the amount of compensation to be claimed for clawback, the Board shall take into account its good faith estimate of the value of any tax deduction available to the executive officer in respect of such repayment.

In addition to the foregoing, this policy shall be deemed to encompass any clawback policy or right required or permissible under (i) Section 304 of the Sarbanes-Oxley Act of 2002, (ii) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any law of similar effect for recovery of incentive-based compensation previously paid, and (iii) any regulations promulgated pursuant to any such laws.

Clawback Process

Clawback Demand Notice. In the event that the Board determines that a clawback process should be triggered under this policy, the Company shall give prompt written notice to the affected individual, stating the basis for the clawback and the amount of funds claims (the “Clawback Demand Notice”).

Hearing. The Clawback Demand Notice shall offer the executive officer the opportunity to be heard, at a meeting of the Board (which may be in-person or telephonic, as determined by the Board). Following such meeting (or if the executive officer does not accept the offer to be heard within 10 business days following the clawback demand notice), the Board will send a second notice to the executive officer confirming or modifying its clawback demand (the “Final Notice”).

Payment . The Final Notice shall specify the method(s) of repayment to be used, including:

Exhibit 10.15

●	A cash payment from the individual to the Company within ten (10) business days after the Final Notice from the Company;
●	A set-off by the Company against any amounts due to the individual from the Company, including, but not limited to deductions against payroll, as permitted by law;
●	Unilateral cancellation or forfeiture of any payments under an incentive compensation program communicated to the individual but not yet paid to the extent such payment would give rise to compensation subject to a clawback; and/or
●	Unilateral cancellation or forfeiture of any unexercised stock options and/or unvested stock awards to the extent the exercise, sale or vesting of such stock option or stock award would give rise to compensation subject to a clawback.

If the Company is unable to achieve repayment as requested by the Final Notice, then, on Board authorization, the Company may seek a court order against the affected individual for such repayment.

Board’s Right to Delay or Decline to Seek Recovery

The Board may delay seeking recovery or determine not to seek recovery if the Board reasonably determines that it would not be in the best interests of the stockholders of the Company to do so. In making such determination, the Board shall take into account such considerations as it deems appropriate, including, without limitation:

●	the immateriality of the amount involved;
●	In the case of triggers 2 and 3 above, the lack of harm, or minimal level of harm, to the Company from the violation or competition;
●	the likelihood of success under governing law versus the cost and effort involved and any counter-claims which might be asserted against the Company;
●	whether the assertion of a claim may prejudice the interests of the Company, including the Company’s business interests with respect to customers, suppliers, or in any other proceeding or investigation; and/or
●	the unresolved nature of any facts on which a claim would be based.